Exhibit 10.2

Date: February 25, 2012

PRIVATE AND CONFIDENTIAL
FUNDING TERM SHEET

Issuer:	Strategic Mining Corp. ("Company")

Investor:	AGS Capital Group, LLC ("Investor")

Amount:	The Company has the right, but not the obligation, to issue $5,000,000 of the Company's common stock ("REF Amount") to the Investor over the course of 3 years. The Company has full control and discretion over the timing and amount of any shares that they sell to the Investor.

Maximum Advance Amount:	For each advance, the Company may issue an amount of stock equal to $500,000. Such advance will not exceed more than 250% of the average daily trading volume for the previous 15 trading days. The Maximum Advance Amount may be increased upon consent of the Company and Investor.

Pricing Period:	The twenty consecutive weekday trading days immediately after the date on which the Company provides an advance notice.

Purchase Price:	The Purchase Price shall be set at Ninety percent (90%) of Market Price.

Commitment Shares:	Company shall issue Stock to Investor equaling 3% of the REF Amount.

Warrants:	None.

Safety Net Price:	The Company, at its option, may select a Safety Net Price for any specified Advance below which the Company will not sell shares to Investor under that Advance in which case the maximum volume of shares Advanced will be reduced pro-rata for any days the stock price trades below such Safety Net Price. The Investor shall have the option to purchase, and the Company shall sell to the Investor, up to such amount of additional shares as shall be obtained by multiplying an amount equal to the percent of the Advance Amount specified in the Advance Notice by the number of excluded days. In the event the Investor exercises this option, the Purchase Price of such additional shares shall be equal to the Safety Net Price.

Structuring & Due Diligence Fee:	Upon execution of Term Sheet, the Company shall pay to the Investor $20,000 in restricted stock as compensation for the Investor's structuring, legal, administrative and due diligence costs associated with the proposed transaction. The pricing for the stock will be based off of the bid price.

Agreement:	The Agreements shall contain standard provisions for an offering of this type, including but not limited to typical representations, warranties, covenants, conditions and indemnification of such offerings.

Confidentiality:	The Company agrees to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Company's legal and financial advisors, who shall be informed of the confidential nature of this document) without the prior express written consent of Investor.

Except for the Confidentiality Provision, Exclusivity Provision and the Document Preparation Fee, this confidential term sheet is nonbinding and closing is subject to mutual agreement of final documentation between the Company and Investor.

Agreed and Accepted;

By the Company:	By Investor:

/s/ Douglas C. Peters	/s/ Allen Silberstein

Date: March 21, 2012	Date: 3/21/12